Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Apartment REIT Acquires
Creekside Crossing in Lithonia, Ga.

SANTA ANA, Calif. (July 2, 2008) – Grubb & Ellis Apartment REIT, Inc. today announced the acquisition of Creekside Crossing in the Atlanta suburb of Lithonia.

Creekside Crossing is a Class A, 280-unit multifamily property totaling approximately 281,000 of rentable square feet. Completed in 2003, the property consists of 10 three- and four-story buildings that offer nine different floor plans ranging in size from approximately 704-square-foot one bedroom and one bath units to 1,384-square-foot three bedroom and two bath units. The site also includes a two-story leasing center, a car care center and 37 storage units. Property amenities include a fitness center, business center, swimming pool and controlled access gates. Unit features include full-size washer and dryer connections, kitchen pantries, walk-in closets and a patio or balcony.

Located at 100 Cavalier Crossing, Creekside Crossing is within close proximity to Interstate 20 and offers easy access to Interstate 285. The property provides 488 parking spaces and is currently 92 percent occupied.

“Creekside Crossing is an excellent property that further diversifies the existing Grubb & Ellis Apartment REIT portfolio,” said Grubb & Ellis Apartment REIT Chief Executive Officer Stanley J. Olander, Jr. “The property is located in a thriving market and has a high tenancy rate, in turn adding economic strength to the REIT’s portfolio.”

According to Fortune Magazine, Atlanta ranks third among cities in the nation with the most Fortune 500 headquarters, and is home to Coca-Cola, Home Depot, United Parcel Service and Delta Air Lines. Additionally, the Greater Atlanta region boasts an unemployment rate of 4.9 percent as of April 2008, lower than the national rate of 5.5 percent, according to the United States Bureau of Labor Statistics.

Grubb & Ellis Apartment REIT purchased Creekside Crossing from Harbor Group International, represented by David Gutting and Todd Trepke of Cushman & Wakefield, Inc. Freddie Mac financing was arranged by Don Marshall, Mike Bryant and John Reed with Capmark Finance.

As of June 20, 2008, Grubb & Ellis Apartment REIT has sold approximately 12 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $120 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Apartment REIT offers a monthly distribution of 7.00 percent per annum and, as of June 26, 2008, has made 11 geographically diverse acquisitions with a total portfolio valued at approximately $275 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Apartment REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance that the property adds to the Grubb & Ellis Apartment REIT portfolio, and the enhancement of stockholder value. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the Greater Atlanta area; the strengths and financial condition of Creekside Crossing; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.